EXHIBIT 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.—Chairman and Chief Executive Officer

Hooker Furniture Corporation, 276.632.6133

Art Raymond to leave senior operations post at Hooker Furniture

Martinsville, Va.-- November 5, 2012: Hooker Furniture (NASDAQ-GS:HOFT) announced that Art Raymond, Senior Vice President-Casegoods Operations,  will be leaving the company on January 31, 2013, which is the end date of his employment agreement.

Raymond’s responsibilities for oversight of wood furniture corporate operations including forecasting, supply chain management, warehousing, distribution, and product quality will be assigned to various other senior managers in the company, who will report to Paul B. Toms Jr., Chairman and Chief Executive Officer.

“Hooker has been very fortunate to have someone of Art’s caliber in this key role over the last three years,” said Toms. “As we had hoped when we brought Art on board, he has successfully groomed the next generation of operations leaders, led our transition to a new sourcing footprint in Asia, and greatly improved our forecasting, logistics and supply chain operations. We are forever grateful for his selfless contributions,” he said.

Raymond, who was a well- known consultant to the furniture and wood products industries for 40 years prior to joining Hooker, is expected to resume a consulting role with the company on a variety of projects as the company continues to expand its product line and distribution channels.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2011 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource.  Major wood furniture product categories include home entertainment, home office, accent, dining, adult and youth bedroom furniture in the upper-medium to medium price points. Hooker’s residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization.  Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com.